General Moly, Inc. AMEX: GMO TSX: GMO

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES CLOSING OF MOUNT HOPE JOINT VENTURE WITH POSCO

LAKEWOOD, COLORADO - February 19, 2008, General Moly Inc. (AMEX and TSX: GMO) announced that it has completed its documentation with POSCO for the creation of a joint venture to operate the Mt. Hope mine. As previously announced, POSCO will make three equity contributions to the joint venture totaling $170 million. POSCO’s initial payment of $50 million will be made this month, the second payment of $50 million will be made on July 1, 2008, and a final payment of $70 million will be made upon receipt of all material permits required to construct Mt. Hope. POSCO will have the rights to 20% of production from Mt. Hope and will be responsible for 20% of project capital and operating expenses from January 1, 2008 in addition to their equity contributions of $170 million.

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General Moly is a U.S.-based molybdenum mineral exploration and development company listed on the American Stock Exchange and the Toronto Stock Exchange under the symbol GMO. Our primary asset, the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Hall-Tonopah project which is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information:
Investors - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development - Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts, such as the possibility of greater Canadian institutional participation and the potential for increasing the Company’s visibility and improving liquidity, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to obtain required permits to commence production and its ability raise required financing, metals price and production volatility, exploration risks and results, project development risks, including, without limitation, uncertainties involved in the interpretation of results and other tests and the estimation of mineralized material. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-QSB and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.